Blue Calypso (BCYP) Announces Closing of $2.4 Million Private Placement

DALLAS, TX – May 6, 2013 --- Blue Calypso, Inc. (OTCBB: BCYP) - an innovator in digital social advertising, mobile content syndication, and analytics - announced today that it has completed a private placement resulting in gross proceeds to the Company of $2.4 million.

The Company issued a 10% Convertible Debenture in the principal amount of $2.4 million and 1.2 million shares of common stock to the investor. The Debenture bears interest at a rate of 10% per annum, is due two years from the issuance date and is convertible into shares of the Company’s common stock at a conversion price of $0.25 per share.

 “We are pleased that this new investment and our recent agreement to settle our outstanding senior secured convertible debentures without any dilution to our stockholders has dramatically improved our financial position,” commented Bill Ogle, Blue Calypso’s chairman and CEO. “The purchase of these debentures at a premium to market is yet another vote of confidence in Blue Calypso.”

About Blue Calypso, Inc.

Blue Calypso is an innovator in digital word-of-mouth marketing and advertising. With Blue Calypso’s patented platform, brands can harness the power of friend-to-friend referrals by empowering their advocates to share brand content with their social media communities and rewarding them for sharing their influence. Through robust, real-time analytics, brands can achieve a measurable ROI against their social media investment, acquire high-value customers and increase sales.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION

Investor Relations:

Blue Calypso, Inc.

David Polste, CFO

972-695-4776, ext. 528

Merriman Capital, Inc.
Douglas Rogers, Managing Director
415-248-5612